Exhibit 99.1

LKQ Corporation Acquires Greenleaf Auto Recyclers, LLC From Schnitzer Steel Industries, Inc. and Sells Some of Its Retail Oriented Self-Service Recycling Businesses

CHICAGO, Oct. 2, 2009 (GLOBE NEWSWIRE)—LKQ Corporation (Nasdaq:LKQX) today announced that it has acquired Greenleaf Auto Recyclers, LLC (“Greenleaf”) from Schnitzer Steel Industries, Inc. (“SSI”) (Nasdaq:SCHN). Greenleaf is the entity through which SSI operated in the late model automotive parts recycling business.

In addition, SSI has acquired from LKQ four retail oriented self-service recycling facilities in Oregon and Washington. LKQ also sold certain business assets to SSI related to two self-service facilities in Northern California and a self-service facility in Portland, OR. LKQ will close the two self-service facilities in Northern California and convert the self-service operation in Portland, OR to a wholesale recycling business.

LKQ has also agreed, subject to customary closing conditions, to sell SSI two self-service recycling facilities in Dallas, TX with an anticipated closing date in mid-January 2010.

Terms of these transactions were not disclosed.

“These transactions provide us with additional wholesale recycling capacity and enhanced customer penetration in numerous markets in our late model recycled auto parts business line, and provide our initial entry to the northern Virginia market,” said Joe Holsten, LKQ’s President and Chief Executive Officer.

Mr. Holsten added, “While the self-service operations we are disposing of are good businesses, they fit better with SSI’s operations and business model.”

The wholesale recycling business acquired consists of 17 operating locations. These facilities are located in Michigan, Ohio, Massachusetts, Virginia, North Carolina, Georgia, Florida, Texas, and Nevada. LKQ plans to merge certain locations together with its existing wholesale recycling operations, which will result in the elimination of approximately 11 operating locations.

LKQ expects to incur restructuring expenses in 2009 and 2010 related to the Greenleaf consolidation efforts. In addition there will be restructuring expenses related to the closing of the self-service businesses in 2009.

In looking at the effect of acquiring Greenleaf and selling or closing the self-service businesses, LKQ expects operating results excluding any restructuring expenses or transaction gains or losses to be dilutive in 2009 by approximately $0.01 in diluted earnings per share. However LKQ expects the effects of these transactions on operating results excluding any restructuring expenses or transaction gains or losses over the next four years to be accretive to diluted earnings per share by almost $0.02 in 2010, and by $0.03 to $0.04 after all synergies are implemented.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket collision replacement products, recycled OEM products and refurbished OEM collision replacement products such as wheels, bumper covers and lights which are used to repair light vehicles. LKQ operates approximately 280 facilities offering its customers a broad range of replacement systems, components, and parts to repair automobiles and light, medium and heavy-duty trucks.

Forward Looking Statements

The statements in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

*	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products and our ability to obtain financing for operations;

*	fluctuations in the pricing of new OEM replacement parts;

*	the availability and cost of our inventory;

*	variations in vehicle accident rates;

*	changes in state or federal laws or regulations affecting our business;

*	changes in the types of replacement parts that insurance carriers will accept in the repair process;

*	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

*	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

*	increasing competition in the automotive parts industry;

*	our ability to increase or maintain revenue and profitability at our facilities;

*	uncertainty as to our future profitability on a consolidated basis;

*	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

*	our ability to operate within the limitations imposed by financing arrangements;

*	our ability to obtain financing on acceptable terms to finance our growth;

*	declines in the values of our assets;

*	fluctuations in fuel and other commodity prices;

*	fluctuations in the prices of scrap and other metals that could adversely affect our financial results;

*	our ability to develop and implement the operational and financial systems needed to manage our operations;

*	our ability to integrate and successfully operate acquired companies and any companies acquired in the future and the risks associated with these companies;

*	claims by original equipment manufacturers that attempt to restrict or eliminate the sale of aftermarket products;

*	decreases in the supply of end of life and crush only vehicles that we process and sell for scrap; and

*	other risks that are described in our Form 10-K filed February 27, 2009 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made except as required by law.

CONTACT:	LKQ Corporation
Sarah Lewensohn, Director, Investor Relations
(312) 621-2793

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LKQ Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include those described in our filings with the Securities and Exchange Commission.